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                                                                    Exhibit 99.1

                                 [BON-TON LOGO]

                             N E W S   R E L E A S E

FOR IMMEDIATE RELEASE                                   CONTACT:
                                                        Mary Kerr
                                                        Vice President
                                                        Corporate Communications
                                                        (717) 751-3071

             THE BON-TON STORES, INC. ANNOUNCES LONG-TERM STRATEGIC
                 CREDIT CARD ALLIANCE WITH HSBC RETAIL SERVICES

      YORK, PA, JUNE 21, 2005 -- THE BON-TON STORES, INC. (NASDAQ: BONT) today announced that it has reached a definitive agreement whereby HSBC Retail Services will administer Bon-Ton's proprietary credit card business. Under terms of the agreement, HSBC will acquire Bon-Ton's portfolio of existing private label credit card accounts and the outstanding balances associated with those accounts. The agreement provides for Bon-Ton to receive cash for the account balances outstanding, plus a premium, at the time of closing. The closing is subject to regulatory approvals and other customary conditions, and is expected to be completed during July 2005. At closing, Bon-Ton anticipates receiving net cash proceeds that will reflect the consideration received from HSBC, less the repayment of the accounts receivable sold under the securitization facility. Under the multi-year agreement, Bon-Ton will participate in the revenue generated by credit sales. As a point of reference, at the end of the first quarter of fiscal 2005, the accounts receivable balances would have approximated $300 million, while the accounts receivable sold under the securitization facility were $226.8 million.

      Effective on or about November 1, Bon-Ton will cease to operate its corporate credit center and nearly all corporate credit positions will be eliminated. This decision will impact approximately 84 associates. The affected associates will be offered the opportunity to interview for available positions either in the Corporate office or in the surrounding Bon-Ton stores. Associates will receive career transition benefits including severance, career counseling and state employment service support.

      The financial impact of the transaction on Bon-Ton's ongoing financial results will reflect Bon-Ton's use of proceeds as well as the income generated under the long-term strategic alliance with HSBC. Bon-Ton expects to use the net proceeds to reduce outstanding debt and for general corporate purposes. The transaction is expected to be materially accretive to earnings per share commencing with Bon-Ton's 2006 fiscal year. No changes are planned to Bon-Ton's credit card loyalty reward programs and customers should continue to use their Bon-Ton credit cards in the same manner as they do today.

      Bud Bergren, Bon-Ton President and Chief Executive Officer, commented, "We are pleased to announce this strategic alliance with HSBC. We consider our proprietary credit card program to be a key component of our retailing concept, and we place a high degree of importance on our relationship with our cardholders. We believe that with HSBC as our partner, we can accomplish our goals of building customer loyalty, communicating with our valued customers, and driving sales growth. We believe this initiative will add to the company's profitability, improve Bon-Ton's financial position and further enhance shareholder value."

      Mr. Bergren continued, "We are exceptionally proud of our credit operation. Due to the efforts of each of our credit associates, our credit operation consistently delivered excellent performance. We look forward to working with HSBC and leveraging their expertise to enhance our relationship with our customers, and building on our long-term success in our internal credit operations."
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THE BON-TON STORES, INC. ANNOUNCES LONG-TERM STRATEGIC CREDIT ALLIANCE    Page 2


      "Our new strategic alliance with Bon-Ton is an important win for HSBC Retail Services, and we are proud that they chose us as their private label credit provider," said Joseph Hoff, chief executive officer, HSBC Retail Services. "We look forward to building a successful relationship with Bon-Ton, and are confident that our expertise in credit, marketing analytics and customer loyalty will help them continue to grow and build upon their business success."

      The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of Bon-Ton's website at www.bonton.com/investor/home.asp.

ABOUT HSBC RETAIL SERVICES

      HSBC Retail Services is a leading issuer of private label (merchant branded) credit cards in the United States. This business provides flexible, customized credit card solutions for many of the world's premier retailers and manufacturers and has over 60 active merchant relationships. For more information, visit www.hsbcretailservices.com.

ABOUT HSBC - NORTH AMERICA

      HSBC - North America comprises all of HSBC's U.S. and Canadian businesses, including the former Household businesses. The company's businesses serve more than 60 million customers in five key areas: personal financial services, consumer finance, commercial banking, private banking and corporate investment banking and markets. Financial products and services are offered under the HSBC, HFC and Beneficial brands. For more information, visit: www.hsbcnorthamerica.com.


Statements made in this press release, other than statements of historical information, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the Company's presence in and dependence on limited geographic markets, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.

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